Exhibit 10.13

Execution Copy

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) is made and entered into at Knoxville, Tennessee effective as of the 1st day of May, 2008, by and between Team Health, Inc., a Tennessee Corporation (“Company”), and H. Lynn Massingale, M.D. (“Employee”) to amend the Employment Agreement dated as of November 23, 2005 (“Agreement”), between the parties.

Capitalized terms used herein without definition have the meaning specified in the Agreement.

W I T N E S S E T H:

WHEREAS, Employee serves as the Chief Executive Officer to the Company pursuant to the terms of the Agreement;

WHEREAS, the Agreement reflects that the parties anticipated that a successor Chief Executive Officer, mutually acceptable to Company and Employee, may be appointed during the term of the Agreement and that Employee would continue to serve in another senior executive capacity;

WHEREAS, the parties have identified a mutually acceptable successor Chief Executive Officer and have agreed on certain matters relative to such appointment; and

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, the parties agree as follows:

1. Paragraph l(b) of the Agreement contemplates the possibility of a Successor CEO Appointment mutually acceptable to Company and Employee. Company and Employee agree that Greg Roth shall be appointed Chief Executive Officer (“CEO”) effective the 1st day of May, 2008. Employee shall thereafter serve in the senior executive position of Executive Chairman, the duties to be as mutually agreed upon between Employee and Company, and the parties further agree Employee shall continue to serve as the Chairman of the board of directors of the Company during the term of the Agreement. In the event Greg Roth shall cease being CEO during the term of the Agreement, the appointment of his successor shall be by mutual agreement between Company and Employee. If the parties cannot agree upon a successor, Employee shall resume the duties and position of CEO, in addition to the duties of Executive Chairman. The position of Executive Chairman shall be senior to and entitled to exercise authority over the position of CEO, and the CEO will report directly to the Executive Chairman. The Executive Chairman will report directly to the Board. The parties agree that nothing in this Amendment shall directly or indirectly diminish the authority of Employee as currently provided in the Agreement.

2. The following language is added to the last paragraph of Section 6.5(a) of the Agreement.

Notwithstanding the provision in Exhibit A that Employee’s Bonus shall not accrue until the last day of the Measuring Period, upon Employee’s termination of employment for Good Reason or in the event Company terminates Employee’s employment without Cause, Employee shall be entitled to a Bonus for the Measuring Period encompassing Employee’s termination date (even though the Measuring Period may end after Employee’s termination of employment) but such Bonus shall be pro-rated through Employee’s date of termination based upon the percentage of such Measuring Period that shall have elapsed through the date of Employee’s termination of employment. This Bonus shall not be considered as one of the “two most recently completed Measuring Periods” under Section 6.5(a)(ii) of the Agreement unless it is greater than either of the two most recently completed Measuring Periods, in which case it shall be considered as one of the two most recently completed Measuring Periods for purposes of Section 6.5(a)(ii).

3. The following language is added to Section 6.5(b)(ii) of the Agreement.

Notwithstanding the provision in Exhibit A that Employee’s Bonus shall not accrue until the last day of the Measuring Period, upon Employee’s termination of employment due to Employee’s death or by the Company due to Employee’s Disability, Employee shall be entitled to a Bonus for the Measuring Period encompassing Employee’s termination date (even though the Measuring Period may end after Employee’s termination of employment) but such Bonus shall be pro-rated through the Employee’s date of termination based upon the percentage of such Measuring Period that shall have elapsed through the date of Employee’s termination of employment. This Bonus shall not be considered as one of the “two most recently completed Measuring Periods” under this Section 6.5(b)(ii) unless it is greater than either of the two most recently completed Measuring Periods, in which case it shall be considered as one of the two most recently completed Measuring Periods for purposes of this Section 6.5(b)(ii).

4. In Section 6.4(a), clause (c) shall be redesignated as clause (iii) and shall be amended and restated in its entirety to read as follows:

“(iii) in the event the Company causes Employee, without Employee’s consent, to cease to be (x) a director, Executive Chairman of the Company or Chairman of the Board or (y) following any resumption by Employee of the duties and position of Chief Executive Officer of the Company pursuant to Section 1 of the First Amendment to the Employment dated as of May 1, 2008, Chief Executive Officer of the Company.”

5. Except as modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect. If there are any conflicts between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

6. Tennessee law shall govern the rights and obligations under this Amendment, without giving effect to any conflict of laws principles that would require application of the laws of any other jurisdiction. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:

TEAM HEALTH, INC.

By:	/s/ Heidi Allen
Its:	SVP and General Counsel

EMPLOYEE:

/s/ H Lynn Massingale
H LYNN MASSINGALE, M.D.

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